Exhibit 10.31

RELEASE AND SETTLEMENT AGREEMENT

This Release and Settlement Agreement (“Agreement”) is entered into by and between Clearside Biomedical, Inc., a Delaware corporation (the “Company”), and Brion Raymond (“Employee”) (collectively, the “Parties”).

WHEREAS, this Agreement provides the Employee with good and valuable consideration provided that the Employee first signs, and does not revoke, this Agreement according to its terms.

NOW, THEREFORE, in consideration of the agreements, representations, covenants and mutual promises contained herein and other good and valuable consideration recited, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.Employee’s employment with the Company shall terminate on December 30, 2019 (the “Last Date of Employment”), although employee will be provided pay as if he worked through December 31, 2019.  Employee expressly acknowledges and agrees that he has waived any right to notice as set forth in Paragraph 3 (or otherwise) of the February 20, 2018 Executive Employment Agreement, the Employment Agreement is not being renewed by the Company and Employee’s employment is terminating on the Last Date of Employment. The Last Date of Employment will be processed as the effective date of Employee’s termination for all purposes.

2.The Employee will receive, regardless of whether Employee signs this Agreement: (a) all base salary earned through the Last Date of Employment, less all applicable taxes and deductions, (b) all earned and accrued but unused vacation (that being 97 hours paid in the gross amount of $13,990.00, less applicable taxes and withholdings); and (c) payment for unreimbursed, covered business expenses incurred up to the Last Date of Employment in accordance with Company policy, all of which payments shall be made on the next regularly scheduled payroll date after the Last Date of Employment.  Except for amounts and benefits set forth above, the Employee confirms that Employee has been paid in full for all wages, bonuses, commissions, severance, accrued vacation/PTO, reimbursable expenses and any other amounts or benefits due or owing to the Employee and that no further payment shall become due or owing to the Employee except as set forth in this Agreement.

3.Employee  confirms by the signature below that the Employee has returned all property of  the Company to the Company as of the Last Date of Employment, including, without limitation, all reports, files, memoranda, records, computer hardware and software, laptop computers and accessories, credit cards, telephone calling cards, card-key passes, identification badges, door, file, vehicle and other keys, computer access codes, disks and instructional manuals, calculators, cellular telephones, and other physical or personal property which have been provided for Employee’s use in connection with employment with the Company.  Notwithstanding anything to the contrary, the Company’s obligation to provide Employee with the consideration specified in this Agreement shall be contingent upon Employee returning all Company property on or before the above date.

4.Severance Benefits Offered by the Company.  Provided that the Employee first signs and does not revoke this Agreement, and subject to the Employee’s continued compliance with the terms and conditions of the Agreement, in consideration of Employee’s promises and releases contained in this Agreement, the Company agrees to provide the Employee with the following consideration and/or benefits (collectively, the “Severance”):

a.payment in an amount equal to twelve (12) months of Employee’s current base pay in the gross amount of $300,000.00, less all applicable taxes and withholdings, to be paid in accordance with the Company’s regularly scheduled payroll schedule with payment to begin on the Company’s first payroll date that is operationally feasible after the Effective Date, as that term is defined in Section 23 below;

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b.payment to Employee of Employee’s annual bonus, in the gross amount of $89,250.00, less applicable taxes and withholdings.  Such bonus would be paid in 2020 at the typical time of annual bonus payouts; and

c.allow each Equity Award (to include Options and Restricted Stock Units) held by Employee to immediately vest and be exercisable to the extent such Equity Awards would have vested had Employee remained employed by the Company for a period of 12 months from the date of his termination.  More specifically, the Equity Awards that will immediately vest and be exercisable consist of 45,833 Options at a strike price of $1.24; 40,000 Options at a strike price of $6.23; 56,666 Options at a strike price of $6.23; and 50,000 Restricted Stock Units.  Employee can exercise the aforementioned Options on or before June 30, 2020 per the applicable Equity Incentive Plan(s).

5.In consideration of the Severance set forth in Section 4 above, the receipt and sufficiency of which is hereby acknowledged, Employee, on behalf of the Employee and the Employee’s executors, heirs, administrators, assigns, and anyone claiming by, through, or under them, hereby irrevocably (except as specifically set forth below) and unconditionally releases and forever discharges the Company, its current, former and future parents, subsidiaries, affiliated companies, related entities, direct and/or indirect owners, stockholders, investors, employee benefit plans, or TriNet HR Corporation, and each of its and their current, former and future fiduciaries, predecessors, successors, officers, directors, managers, direct and/or indirect owners, stockholders, debt holders, agents, representatives, employees and assigns (collectively, the “Releasees”) from any and all claims, causes of action, and liabilities as to any matter whatsoever up through the moment of the Employee’s execution of this Agreement.  The claims subject to this release include, but are not limited to, those relating to the Employee’s employment with the Company and the termination of such employment.  All such claims (including related attorneys’ fees and costs) are barred without regard to whether those claims are based on any alleged breach of a duty arising in statute, contract or tort.  This expressly includes the waiver and release of the rights and claims arising under any applicable laws, rules, regulations, and ordinances, including, but not limited to: the Age Discrimination in Employment Act, 29 U.S.C. §§ 621, et seq., and/or the Older Workers’ Benefit Protection Act of 1990, 29 U.S.C. § 626(f), et seq.; the Americans with Disabilities Act, 42 U.S.C. §§ 12101, et seq.; California laws regarding AIDS protection, including San Francisco Ordinance No. 160289 and Sacramento Ordinance No. 499-85 and/or California’s Pregnancy Disability Leave Law, as amended, Cal. Govt. Code § 12945; California’s Confidentiality of Medical Information Act, Cal. Civ. Code §§ 56 et seq.; the Rehabilitation Act of 1973, 29 U.S.C. §§ 701, et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, as amended; the California Fair Employment and Housing Act, Cal. Gov’t. Code, §§ 12900 et seq., as amended, California’s Unruh Civil Rights Act, Cal. Civil Code, §§ 51 et seq., as amended; California’s Ralph Civil Rights Act, Cal. Civil Code §§ 51.7 et seq. and California laws pertaining to discrimination in public works codified at Cal. Labor Code, §§ 1735 and 1777.6, as amended by Ch. 913, L. 1992; the Equal Pay Act of 1963, 29 U.S.C. §§ 206, et seq. and/or the California Equal Pay Law, Cal. Labor Code, §§ 1197.5 et seq.; the Employee Retirement Income Security Act, 29 U.S.C. §§ 1001, et seq.; the National Labor Relations Act, 29 U.S.C. §§ 151, et seq. and Cal. Lab. Code § 98.6; the Fair Labor Standards Act; Cal. Lab. Code §§ 200 et seq., § 2751 (laws regarding commissioned employees) and § 2802; the Worker Adjustment and Retraining Notification Act and/or California Labor Code §§ 1400 et. seq.; the Family and Medical Leave Act, the Moore-Brown-Roberti Family Rights Act/California Family Care and Medical Leave Law, Cal. Gov’t. Code, §§ 12945.1 et seq. and 19702.3, the California Parental Leave Law, Cal. Lab. Code, §§ 230.7 et seq., California’s Paid Sick Leave Law, Cal. Lab. Code, §§ 233 and 234 and/or any local family leave laws or local Paid Sick Leave Ordinances; the California Labor Code, including, but not limited to Cal. Lab. Code §§ 98.6, 200 to 270 (salary, commission, compensation, leave, benefits and other matters), 432.5, 510, 558, 970 et seq., 980, 1041, 1101 et. seq., 1194, 1400 et. seq. (i.e. Cal. WARN), 1198, 1198.5, 1508 et. seq., 2698 et seq. (i.e. the Private Attorney General Act), 2750.5, 2751 et seq., 2802, 2810.3, 2810.5, 2814 and/or any applicable California Industrial Welfare Commission order, California Bus. & Prof. Code § 17200 et seq. (i.e., the Unfair Business Practices Act) and/or California Bus. & Prof. Code § 17500 et seq.; the San Francisco Health Care Security Ordinance, the San Francisco Family Friendly

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Workplace Ordinance, the San Francisco Fair Chance Ordinance and/or the San Francisco Formula Retail Employee Rights Ordinances; Cal. Lab. Code § 432.7 (regarding arrest and/or conviction records); Cal. Lab. Code § 980 (social media privacy); Cal. Lab. Code §§ 1101-06 (political activities) and Cal. Lab. Code §§ 1508 et seq. (Michelle Maykin Memorial Donation Protection Act); Cal. Lab. Code § 230 (anti-retaliation against jurors/witnesses); California’s Employee Literacy Education Assistance Act, Cal. Lab. Code § 1041; Cal. Lab. Code § 1198.5 (requiring employee access to personnel records); Cal. Lab. Code § 2810.3; California public policy including, but not limited to any policies articulated in Cal. Labor Code §§ 43 et seq. and/or 923 et seq.; provided, however, this release does not extend to, and has no effect upon: (i) any benefits that have accrued, and to which the Employee has become vested, under any employee benefit plan; (ii) the Employee’s right to enforce the terms and conditions of this Agreement; (iii) any rights the Employee may have to indemnification pursuant to law or a contractual agreement with the Company; (iv) any right to file an administrative charge or complaint with the Equal Employment Opportunity Commission or any other federal, state or local governmental agency or commission (“Government Agencies”), although the Employee waives any right to monetary relief related to such a charge or administrative complaint; and (v) claims which cannot be waived by law, such as claims for unemployment benefit rights and workers' compensation.

6.Employee further understands and agrees that as a condition of this Agreement, in connection with the general release set forth above in Section 5, Employee waives any rights he may have under Section 1542 of the Civil Code of the State of California.  That Section reads as follows:

"§ 1542.  [Certain claims not affected by general release.]  A general release does not extend to claims which the creditor does not know or suspect to exist in her or his favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor."

Notwithstanding the provision of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Releasees, and each of them, Employee expressly acknowledges that this Agreement is intended to include and does include in its effect, without limitation, all claims which Employee does not know or suspect to exist in his favor against any of the Releasees at the time of his execution hereof, and that this Agreement expressly contemplates the extinguishment of all such claims.

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7.Employee hereby represents and warrants to the Company that Employee is the sole and exclusive owner of the claims or causes of action being released by this Agreement, that Employee has not conveyed or assigned any interest in such claims or causes of action to any person or entity, and that such claims and causes of action have been fully and effectively released for all purposes.  Employee further represents and warrants that Employee has no claims, lawsuits or actions pending in Employee’s own name or on behalf of any other person or entity against any of the Releasees and does not intend to bring any claims on behalf of the Employee or any other person against any of the Releasees.  Employee further represents and warrants that Employee will not participate or provide assistance to any person or entity who files a claim or intends to file a claim against the Company, unless ordered to do so by a court of competent jurisdiction or otherwise allowed by law.

8.Employee understands that this Agreement does not limit Employee’s ability to communicate or share information with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies.  However, based on the release of claims set forth in Section 5 of this Agreement, Employee acknowledges and agrees that Employee is releasing all claims and causes of action that Employee might personally pursue or that might be pursued in Employee’s name and, to the extent permitted by applicable law, Employee’s right to recover monetary damages or obtain injunctive relief that is personal to Employee in connection with such claims

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and causes of action.  Notwithstanding any other provision contained herein, nothing in this Agreement shall be construed as a waiver of any right which, by law, cannot be waived.

9.Employee acknowledges that Employee has read this Agreement and fully understands its meaning and intent, and has executed this Agreement knowingly and voluntarily, as a free and voluntary act, without duress, coercion, or undue influence exerted by or on behalf of any person or entity.

10.Neither the Company nor Employee shall be regarded as a prevailing party for any purpose, including, but not limited to, determining responsibility for or entitlement to attorneys’ fees or costs under any statute or otherwise.  The Company and Employee expressly waive, as to each other, any and all claims for attorneys’ fees or costs.

11.This Agreement will not be used or construed by any person or entity as an admission of liability or finding or admission that any party’s rights were in any way violated by any other party and this Agreement may not be offered or received in evidence in any action or proceeding as an admission or concession of liability or wrongdoing on the part of any party.

12.Each of the Company and Employee will keep the terms of this Agreement strictly confidential and shall not disclose any information concerning the terms of this Agreement or provide a copy of the same to anyone except the party’s spouse (if applicable), legal or tax advisor, unless otherwise required by a court of competent jurisdiction.  If required by law to produce a copy or to make such disclosure, Employee will give the Company reasonable advance notice prior to such production or disclosure.

13.Except as required or permitted by law, Employee will not do or say anything that a reasonable person would expect at the time would have the effect of diminishing or constraining the goodwill and good reputation of the Company or the Releasees or the Company’s business, products or services.  This obligation will include, but shall not be limited to refraining from making negative statements about the Releasees or the Company’s methods of doing business, the effectiveness of its business policies, or the quality of any of its services or personnel; provided, however, that nothing herein is meant to limit any of Employee’s rights under the National Labor Relations Act or meant to prohibit or restrain Employee from providing truthful testimony in response to a subpoena or a court order, or from providing truthful information to Government Agencies.

This is a continuing obligation that shall survive this Agreement.

14.In further consideration of this Agreement and the commitments set forth in Section 4 hereinabove, Employee does hereby agree and acknowledge that the Releasees have no duty or obligation to hire Employee in the future nor shall Employee file any type of legal action or claim against Releasees for not reemploying Employee following Employee’s cessation of employment with the Company.  This Agreement will not, however, prevent Releasees from unilaterally offering Employee re-employment at their sole discretion.

15.Except as required or permitted by law, Employee will keep strictly confidential and not use for personal benefit or disclose to others any confidential or proprietary business or financial information or trade secrets of the Company, or other technical, business, or financial information, the use or disclosure of which may be contrary to the Company’s interests.  This obligation shall remain in effect as to any confidential business or financial information or trade secrets of the Company for so long as such confidential business or financial information or such trade secrets shall remain confidential and protected information of the Company under applicable law.  Without limiting the generality of the foregoing, Employee hereby acknowledges and agrees that Employee will continue to be bound by the terms of the Proprietary Information and Inventions Agreement and the Insider Trading and Window Period Policy between Employee and the Company, which terms are in full force and effect and will survive Employee’s termination of employment with the Company.

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16.Employee agrees upon request to cooperate with and provide reasonable assistance to the Company and the Releasees and their legal counsel in connection with any litigation (including without limitation arbitration or administrative hearings) or investigations affecting the Company or the Releasees, in which Employee’s assistance or cooperation is needed as determined by the Company or its legal counsel.  Employee further agrees that, in the event Employee is subpoenaed by any person or entity to give testimony which in any way relates to Employee’s employment by the Company or with respect to any relationship with the Releasees, Employee will give prompt notice of such request to the Company and will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.  Notwithstanding the foregoing, nothing in this Section is intended to limit the rights detailed in Section 8 above.

17.This Agreement shall be binding upon and inure to the benefit of each of the Company and Employee and their respective predecessors, successors, assigns, heirs, executors, and administrators.  Employee shall not assign this Agreement or delegate Employee’s obligations hereunder without the prior written consent of the Company.

18.The Company and Employee acknowledge that this Agreement is intended to be a binding contract between them and shall not be modified except by writing signed by each of the Company and Employee.  Employee acknowledges that Employee has not relied on any representation or statement by any of the Releasees or by any of the Releasees’ agents, representatives or attorneys regarding the subject matter, basis or effect of this Agreement.  The Company and Employee acknowledge that this Agreement, together with the Proprietary Information and Inventions Agreement, the Insider Trading and Window Period Policy and any Equity Incentive Plan(s), contain and comprise the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes any and all prior oral and written agreements (including, but not limited to, superseding the February 20, 2018 Executive Employment Agreement) and understandings, and that there are no agreements or understandings other than those contained herein.

19.Each of the Parties acknowledges and recognizes that a violation of this Agreement and its covenants will cause irreparable damage to the other party and that the other party will have no adequate remedy at law for such violation.  Accordingly, each of the Parties agrees that the other party will be entitled, as a matter of right, to seek an injunction from any court of competent jurisdiction restraining any further violation of the Agreement or covenant.  This right to injunctive relief will be cumulative and in addition to whatever remedies the Parties may otherwise have at law.

20.The Parties agree that the Company’s past, present, and future officers, directors, agents, stockholders, debt holders, employees, and representatives are each beneficiaries of this Agreement, and may rely on it directly for enforcement of the release set forth herein and the other benefits contained herein.

21.If one or more of the provisions, or portions thereof, of this Agreement are determined to be illegal or unenforceable, such provision, or portion thereof, shall be modified to the extent necessary to be valid or enforceable.  Such modification shall not affect the enforceability of any remaining provisions.  To the extent that it is determined that the provisions, or portions thereof, cannot be modified, the Agreement will be read as though the same were deleted, the remainder of this Agreement will not be affected by that determination and each remaining provision, or portion thereof, will continue to be valid and effective and will be enforceable to the fullest extent permitted by law.

22.This Agreement is made and entered into in the State of California and shall be governed by and construed in accordance with the laws of the State of California, except with regard to the conflict of laws rules of such State.

23.Employee is advised and understands that Employee has the right to consult with an attorney prior to executing this Agreement.  Employee acknowledges that he was given at least forty-five

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(45) days to consider this Agreement prior to signing, and that he has seven (7) days after execution to revoke his agreement to its terms.  In the event Employee decides to waive the forty-five (45) day time period in which to consider this Agreement and decides to sign this Agreement immediately, he agrees to execute the Waiver attached hereto as Exhibit A.  This Agreement and the offer of Severance made hereunder will no longer be available for acceptance after the forty-five (45) day consideration period detailed herein. This Agreement shall become effective and enforceable on the 8th day after Employee has signed the Agreement, provided that Employee has timely returned and not revoked the Agreement before such date (the “Effective Date”).  If Employee chooses to revoke Employee’s execution of the Agreement, written notice must be provided within the seven (7) day period to Dawn Botteron, Director of Human Resources, at Dawn.Botteron@clearsidebio.com.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, Employee and the Company, each having read this Release and Settlement Agreement, and voluntarily and knowingly accepting its terms intending to be legally bound hereby, have executed this Release and Settlement Agreement as of the date set forth below, to be effective as of the Effective Date.

EMPLOYEE:

By:  /s/ Brion S. Raymond

Printed Name: Brion S. Raymond

Date: January 3, 2020

Clearside Biomedical, Inc.

By:  /s/ George Lasezkay

Name: George Lasezkay

Title:  Chief Executive Officer

Date: January 3, 2020

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Exhibit 10.31

Exhibit A

WAIVER OF FORTY-FIVE (45) DAY CONSIDERATION PERIOD

I, Brion Raymond, understand and agree to the following:

1.

In connection with the separation of my employment from Clearside Biomedical, Inc., I have been presented with a Release and Settlement Agreement (hereinafter “Agreement”) that I have to sign in order to receive my severance package.

2.	The Agreement provides that I have been given the opportunity to take forty-five (45) days to consider the Agreement before signing it.
3.	I have reviewed the Agreement, and I understand it and am in agreement with its terms.
4.

I would prefer to elect to receive my severance package without having to wait the entire forty-five (45) day consideration period.  I understand that even if I decide to waive the forty-five (45) day consideration period, I still have seven (7) days within which to revoke the Agreement and the Company has a reasonable period of time within which to pay me my severance benefits.

5.

In order to receive my severance package without having to wait the entire forty-five (45) day consideration period, I hereby waive my right to take forty-five (45) days to consider the Agreement before signing it, and instead choose to sign it at the same time as this Waiver.

BY SIGNING MY NAME BELOW, I HEREBY CERTIFY THAT I UNDERSTAND AND AGREE TO THE TERMS OF THIS WAIVER, AND THAT MY DECISION TO SIGN THIS WAIVER WAS ENTIRELY VOLUNTARY.

Dated:, 2019Brion Raymond

HLG: 220448